EXHIBIT 20.2

Following is a retraction of a press released issued on Monday, February 24,
1997

PR Newswire, Monday, February 24, 1997 at 13:22

PALO ALTO, Calif., Feb. 24 /PRNewswire/ -- E*TRADE Group, Inc., (Nasdaq:
EGRP), a leading provider of online investing services, today said that a release sent out by a newswire service regarding the filing of a secondary offering by E*TRADE was inaccurate and sent out in error by the wire service. Although E*TRADE may from time to time consider going to the market with secondary offerings, it has no immediate plans to do so. The correct release which the Company was sending out today related to the establishment of a strategic partnership with Microsoft.

E*TRADE Group, Inc. is an electronic financial services company and, through its subsidiary, E*TRADE Securities, Inc., is a leading provider of online investing services.

SOURCE  E*TRADE Group, Inc.
     -0-                             2/24/97

/CONTACT: Kate Connelly of The Dilenschneider Group, 312-553-0700 or connelly@mcs.net/

Companies or Securities discussed in this article:
Symbol NASDAQ:EGRP
Name E*Trade Group Inc